Exhibit 99.1
Press Release
DENVER, CO – February 6, 2023	Contact: Trent Trujillo
Email: ttrujillo@udr.com

UDR ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2022 RESULTS,

ESTABLISHES 2023 GUIDANCE RANGES, AND INCREASES DIVIDEND

UDR, Inc. (the “Company”) (NYSE: UDR), announced today its fourth quarter and full-year 2022 results. Net Income, Funds from Operations (“FFO”), FFO as Adjusted (“FFOA”), and Adjusted FFO (“AFFO”) per diluted share for the quarter and full-year ended December 31, 2022 are detailed below.

	Quarter Ended December 31
Metric	4Q 2022 Actual	4Q 2022 Guidance	4Q 2021 Actual	$ Change vs. Prior Year Period	% Change vs. Prior Year Period
Net Income per diluted share	$0.13	$0.11 to $0.13	$0.37	$(0.24)	(65)%
FFO per diluted share	$0.56	$0.60 to $0.62	$0.63	$(0.07)	(11)%
FFOA per diluted share	$0.61	$0.60 to $0.62	$0.54	$0.07	13%
AFFO per diluted share	$0.53	$0.54 to $0.56	$0.47	$0.06	13%

	Full-Year Ended December 31
Metric	FY 2022 Actual	FY 2022 Guidance	FY 2021 Actual	$ Change vs. Prior Year	% Change vs. Prior Year
Net Income per diluted share	$0.26	$0.23 to $0.25	$0.48	$(0.22)	(46)%
FFO per diluted share	$2.20	$2.23 to $2.25	$2.02	$0.18	9%
FFOA per diluted share	$2.33	$2.32 to $2.34	$2.01	$0.32	16%
AFFO per diluted share	$2.11	$2.11 to $2.13	$1.82	$0.29	16%

●	Same-Store (“SS”) results for the fourth quarter 2022 versus the fourth quarter 2021 and the third quarter 2022 are summarized below.

	Concessions reflected on a straight-line basis:		Concessions reflected on a cash basis:
SS Growth / (Decline)	Year-Over-Year (“YOY”): 4Q 2022 vs. 4Q 2021	Sequential: 4Q 2022 vs. 3Q 2022	YOY: 4Q 2022 vs. 4Q 2021	Sequential: 4Q 2022 vs. 3Q 2022
Revenue	12.1%	2.0%	10.1%	1.6%
Expense	6.8%	(3.1)%	6.8%	(3.1)%
Net Operating Income (“NOI”)	14.5%	4.3%	11.5%	3.7%

●	During the quarter, the Company settled all remaining forward equity sales agreements for proceeds of approximately $179.6 million, helping to further reduce Debt-to-EBITDAre to 5.6x.

●	As previously announced, during the quarter, the Company:
o	repurchased 507 thousand shares of its common stock at a weighted average price per share of $40.70 for total consideration of approximately $20.6 million, and
o	sold a 90-unit community in Orange County, CA, for gross proceeds of $41.5 million.

“2022 was an exceptional year, with our 16 percent FFOA per share growth driven by robust operating fundamentals, our commitment to ongoing innovation, our award-winning ESG platform, and our value-accretive capital allocation decisions. With these results, our Board approved a 10.5 percent dividend increase, enhancing our already strong total return profile,” said Tom Toomey, UDR’s Chairman and CEO. “Our outlook of mid- to high-single digit NOI growth in 2023 reflects a healthy earn-in of nearly 5 percent, disciplined capital allocation, our innovative culture that drives margin expansion, and a strong balance sheet with minimal debt maturities.”

Outlook

For the first quarter and full-year 2023, the Company has established the following guidance ranges(1):

	1Q 2023 Outlook	4Q 2022 Actual	Full-Year 2023 Outlook	Full-Year 2022 Actual
Net Income/(Loss) per diluted share	$0.10 to $0.12	$0.13	$0.48 to $0.56	$0.26
FFO per diluted share	$0.59 to $0.61	$0.56	$2.45 to $2.53	$2.20
FFOA per diluted share	$0.59 to $0.61	$0.61	$2.45 to $2.53	$2.33
AFFO per diluted share	$0.56 to $0.58	$0.53	$2.22 to $2.30	$2.11
Dividend declared per share	$0.42	$0.38	$1.68	$1.52
YOY Growth: concessions reflected on a straight-line basis:
SS Revenue	N/A	12.1%	5.75% to 7.75%	11.5%
SS Expense	N/A	6.8%	4.0% to 5.5%	5.7%
SS NOI	N/A	14.5%	6.25% to 8.75%	14.2%
YOY Growth: concessions reflected on a cash basis:
SS Revenue	N/A	10.1%	5.5% to 7.5%	11.1%
SS NOI	N/A	11.5%	6.0% to 8.5%	13.5%
(1)

Additional assumptions for the Company’s first quarter and 2023 outlook can be found on Attachment 14 of the Company’s related quarterly Supplemental Financial Information (“Supplement”). A reconciliation of FFO per share, FFOA per share, and AFFO per share to GAAP Net Income per share can be found on Attachment 15(D) of the Company’s related quarterly Supplement. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 15(A) through 15(D), “Definitions and Reconciliations,” of the Company’s related quarterly Supplement.

Fourth Quarter 2022 Operating Results

In the fourth quarter, total revenue increased by $51.4 million YOY, or 14.8 percent, to $399.7 million. This increase was primarily attributable to growth in revenue from Same-Store communities and past accretive external growth investments.

“Demand for UDR apartment homes remained healthy and enabled us to achieve sequential same-store revenue growth of 2.0 percent on a straight-line basis,” said Mike Lacy, UDR’s Senior Vice President of Operations. “Seasonal rent trends reappeared during the quarter and thus far in 2023, but we anticipate improvement in new lease growth as we move past typical seasonal lows.”

The Company expects current resident collections to range between 98.3 percent and 98.7 percent in 2023, an approximate 10 basis point improvement at the midpoint versus 2022 results. For the fourth quarter 2022, the Company recorded a residential bad debt reserve of $8.7 million, including $0.5 million for the Company’s share from unconsolidated joint ventures, a decrease of $3.0 million versus the Company’s bad debt reserve as of the end of the third quarter 2022. This compares to a quarter-end accounts receivable balance of $20.6 million, a decrease of $0.2 million versus the Company’s accounts receivable balance as of the end of the third quarter 2022.

In the tables below, the Company has presented YOY, sequential, and year-to-date Same-Store results by region, with concessions accounted for on both cash and straight-line bases.

Summary of Same-Store Results in Fourth Quarter 2022 versus Fourth Quarter 2021

				(1)
Region	Revenue Growth	Expense Growth	NOI Growth	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YOY Change in Occupancy
West	7.0%	7.2%	6.9%	32.1%	96.5%	(0.2)%
Mid-Atlantic	7.0%	7.2%	6.9%	20.8%	97.0%	0.0%
Northeast	11.8%	1.3%	17.8%	18.3%	97.1%	0.2%
Southeast	18.0%	14.3%	19.7%	12.8%	96.8%	(0.7)%
Southwest	13.1%	6.9%	16.9%	9.1%	96.8%	(0.5)%
Other Markets	10.5%	8.1%	11.4%	6.9%	96.6%	(0.4)%
Total (Cash)	10.1%	6.8%	11.5%	100.0%	96.8%	(0.2)%
Total (Straight-Line)	12.1%	6.8%	14.5%	-	-	-
(1)	Based on 4Q 2022 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for the quarter.

Summary of Same-Store Results in Fourth Quarter 2022 versus Third Quarter 2022

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	Sequential Change in Occupancy
West	1.0%	0.8%	1.1%	32.1%	96.5%	(0.2)%
Mid-Atlantic	(0.1)%	(3.8)%	1.6%	20.8%	97.0%	0.2%
Northeast	2.5%	(6.0)%	7.3%	18.3%	97.1%	0.0%
Southeast	3.2%	(2.0)%	5.6%	12.8%	96.8%	0.1%
Southwest	2.2%	(7.6)%	8.5%	9.1%	96.8%	0.1%
Other Markets	2.8%	(0.3)%	4.1%	6.9%	96.6%	(0.2)%
Total (Cash)	1.6%	(3.1)%	3.7%	100.0%	96.8%	0.0%
Total (Straight-Line)	2.0%	(3.1)%	4.3%	-	-	-
(1)	Based on 4Q 2022 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for the quarter.

For the twelve months ended December 31, 2022, total revenue increased by $226.6 million YOY, or 17.6 percent, to $1.5 billion. This increase was primarily attributable to growth in revenue from acquired and Same-Store communities.

Summary of Same-Store Results Full-Year 2022 versus Full-Year 2021

				(1)
Region	Revenue Growth	Expense Growth	NOI Growth	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YTD YOY Change in Occupancy
West	10.1%	4.6%	12.1%	34.4%	96.7%	(0.1)%
Mid-Atlantic	7.2%	5.8%	7.9%	20.9%	97.2%	0.3%
Northeast	12.7%	2.6%	19.1%	18.4%	97.2%	0.7%
Southeast	16.5%	10.0%	19.7%	13.4%	97.0%	(0.5)%
Southwest	11.9%	10.2%	12.9%	7.0%	97.2%	(0.2)%
Other Markets	11.9%	6.2%	14.2%	5.9%	97.1%	(0.3)%
Total (Cash)	11.1%	5.7%	13.5%	100.0%	97.0%	0.0%
Total (Straight-Line)	11.5%	5.7%	14.2%	-	-	-
(1)	Based on full-year 2022 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information.
(2)	Weighted average Same-Store physical occupancy for full-year 2022.

Transactional Activity

The table below summarizes the Company’s transactional activity completed during the quarter.

Community / Property	Location (MSA)	Sale Price ($ millions)	Homes	Avg. Monthly Revenue per Occupied Home(1)	Physical Occupancy(1)
Dispositions
Foxborough	Orange County, CA	$41.5	90	$2,609	96.0%
(1)	Average Monthly Revenue per Occupied Home and Physical Occupancy are weighted averages for the quarter ended December 31, 2022.

Development Activity and Other Projects

During the fourth quarter, the Company completed construction of:

●	5421 at Dublin Station, a $125.0 million, 220-home community in Dublin, CA, and
●	Vitruvian West Phase 3, a $74.0 million, 405-home community adjacent to existing UDR communities in the Addison submarket of Dallas, TX.

At the end of the fourth quarter, the Company’s development pipeline totaled $332.5 million and was 57.2 percent funded. The Company’s active development pipeline includes three communities, one each in Washington, D.C.; the Addison submarket of Dallas, TX; and Tampa, FL, for a combined total of 715 homes.

During the fourth quarter, the Company completed the addition of 15 new apartment homes at 2000 Post in San Francisco, CA, a 319-home community, for a total cost of $8.0 million.

At the end of the fourth quarter, the Company’s redevelopment pipeline of 1,623 homes, which includes a densification project that features the addition of 30 new apartment homes at one community, totaled $82.0 million and was 29.5 percent funded.

Developer Capital Program (“DCP”) Portfolio

At the end of the fourth quarter, the Company’s commitments under its DCP platform totaled $479.7 million with a weighted average return rate of 9.7 percent and a weighted average estimated remaining term of 3.7 years.

Capital Markets and Balance Sheet Activity

“We further solidified our balance sheet in 2022 and achieved our year-end goal of net Debt-to-EBITDAre in the mid-5x range,” said Joe Fisher, UDR’s President and Chief Financial Officer. “We enter 2023 in a strong position with available liquidity totaling $1.0 billion, and only 2 percent of total debt scheduled to mature through 2024, after excluding amounts on our commercial paper program.”

During the quarter, the Company settled all remaining common shares (approximately 3.2 million) under its previously announced forward equity sales agreements at a weighted average net price, after adjustments, of $57.03 per share for proceeds of approximately $179.6 million.

Additionally, during the quarter and as previously announced, the Company repurchased 507 thousand shares of its common stock at a weighted average price per share of $40.70 for total consideration of approximately $20.6 million.

As of December 31, 2022, the Company had $1.0 billion of liquidity through a combination of cash and undrawn capacity on its credit facilities. Please see Attachment 14 of the Company’s related quarterly Supplement for additional details on projected capital sources and uses.

The Company’s total indebtedness as of December 31, 2022 was $5.5 billion with no remaining consolidated maturities until 2024, excluding principal amortization and amounts on the Company’s commercial paper program. In the table below, the Company has presented select balance sheet metrics for the quarter ended December 31, 2022 and the comparable prior year period.

	Quarter Ended December 31
Balance Sheet Metric	4Q 2022	4Q 2021	Change
Weighted Average Interest Rate	3.17%	2.80%	0.37%
Weighted Average Years to Maturity(1)	6.7	7.7	(1.0)
Consolidated Fixed Charge Coverage Ratio	5.2x	5.2x	0.0x
Consolidated Debt as a percentage of Total Assets	32.7%	34.0%	(1.3)%
Consolidated Net Debt-to-EBITDAre	5.6x	6.4x	(0.8)x
(1)	If the Company’s commercial paper balance was refinanced using its line of credit, the weighted average years to maturity would have been 6.8 years without extensions and 6.9 years with extensions for 4Q 2022 and 7.9 years with and without extensions for 4Q 2021.

ESG

As previously announced, during the quarter, the Company published its fourth annual ESG report and concurrently announced that it earned a 5 Star designation from GRESB, the highest ESG rating possible, and a Public Disclosure score of “A”.

Additionally, the Company was named to Newsweek’s annual list of America’s Most Responsible Companies for the second consecutive year. This distinction reflects the Company’s comprehensive ESG program, innovative and adaptive culture, and commitment to corporate responsibility.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the fourth quarter 2022 in the amount of $0.38 per share. The dividend was paid in cash on January 31, 2023 to UDR common shareholders of record as of January 9, 2023. The fourth quarter 2022 dividend represented the 201st consecutive quarterly dividend paid by the Company on its common stock.

In conjunction with this release, the Company’s Board of Directors has announced a 2023 annualized dividend per share of $1.68, a 10.5 percent increase over 2022.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on February 7, 2023, to discuss fourth quarter and full-year results as well as high-level views for 2023. The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the teleconference dial 877-423-9813 for domestic and 201-689-8573 for international. A passcode is not necessary.

Given a high volume of conference calls occurring during this time of year, delays are anticipated when connecting to the live call. As a result, stakeholders and interested parties are encouraged to utilize the Company’s webcast link for its earnings results discussion.

A replay of the conference call will be available through March 7, 2023, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13735300, when prompted for the passcode. A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and related quarterly Supplement will be available on the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, general market and economic conditions, unfavorable changes in the apartment market and economic conditions that could adversely affect occupancy levels and rental rates, including as a result of COVID-19, the impact of inflation/deflation on rental rates and property operating expenses, the availability of capital and the stability of the capital markets, rising interest rates, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule or at expected rent and occupancy levels, changes in job growth, home affordability and demand/supply ratio for multifamily housing, development and construction risks that may impact profitability, risks that joint ventures with third parties and DCP investments do not perform as expected, the failure of automation or technology to help grow net operating income, and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of December 31, 2022, UDR owned or had an ownership position in 58,390 apartment homes including 554 homes under development. For over 50 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.